CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated March 15, 2006, with respect to the consolidated financial statements included in the filing of the Registration Statement on Form SB-2 of Associated Media Holdings, Inc. as of and for the fiscal year ended December 31, 2005 and for the period June 21, 2004 (inception) through December 31, 2005, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

\s\ Chisholm, Bierwolf & Nilson, LLC
Chisholm, Bierwolf & Nilson, LLC
Bountiful, UT
December 21, 2006